Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2022, with respect to the consolidated financial statements of Grab Holdings Limited and its subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Singapore

May 10, 2022

KPMG LLP (Registration No. T08LL1267L), an accounting limited liability partnership registered in Singapore under the Limited Liability Partnership

Act (Chapter 163A) and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited,

a private English company limited by guarantee.